UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☒	Soliciting Material Pursuant to §240.14a-12
Impac Mortgage Holdings, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Note: The information set forth below is excerpts from a press release issued on May 28, 2008.

Impac Mortgage Holdings, Inc. Announces Possible Preferred Stock Exchange Offer
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Wednesday, May 28, 2008

Irvine, California,—Impac Mortgage Holdings, Inc. (NYSE: IMH), or the "Company" a Maryland corporation, being taxed as a real estate investment trust ("REIT"), is considering making an offer to the holders of its Series B and C Preferred Stock to exchange those shares for common stock of the Company. The Company has included within its preliminary proxy statement a request for common stockholders to approve the issuance of common stock in excess of 20% of the outstanding shares in connection with the possibility of such an exchange. If approved, and if completed, it would reduce the Company's continuing obligation to pay or accrue quarterly preferred dividends, thereby allowing the Company to use or preserve the cash for other purposes. Further, if completed on favorable terms it may have the effect of increasing book value for common stockholders.

***

Mr. Joseph R. Tomkinson, Chairman and Chief Executive Officer of Impac Mortgage Holdings, Inc stated, ". . . Additionally the possible exchange offer to swap preferred for common stock could have a very positive effect on the liquidity of the Company. If successful, not only will it reduce our fixed dividend expense it will also strengthen the Company's capital structure. Ultimately a successful exchange offering will help management in its attempt to rebuild shareholder value."

Additional Information

The Company's preliminary proxy statement relating to its 2008 Annual Meeting of Stockholders provides further information about the proposal related to the potential issuance of shares of common stock in excess of 20% of the outstanding common stock and the related exchange offer discussed in this press release. Stockholders are advised to read the proxy statement when it is available because it contains important information. Stockholders may obtain a free copy of the proxy statement (when available) and other documents filed by the Company with the SEC at the SEC's website at www.sec.gov or at the Company's website at www.impaccompanies.com. Each of the Company's executive officers and directors may be deemed to be a participant the Company's solicitation of proxies for the 2008 Annual Meeting. Information regarding the names and interests of individuals who may be deemed participants in the solicitation of proxies of the Company's stockholders is included in the Company's Form 10-K for the year ended December 31, 2007 filed with the SEC on May 21, 2008 and the preliminary proxy statement filed with the SEC on May 23, 2008.

This press release is not an offer to buy, tender or exchange our securities. If an offer is made, it will be exempt from registration under the Securities Act of 1933, as amended, in accordance with Section 3(a)(9) thereof and will be made pursuant to materials distributed only to the holders of our Series B and Series C Preferred Stock.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements, some of which are based on various assumptions and events that are beyond our control, may be identified by reference to a future period or periods or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "likely," "should," "could," "anticipate," or similar terms or variations on those terms or the negative of those terms. The forward-looking statements are based on current management expectations. Actual results may differ materially as a result of several factors, including, but not limited to inability of a potential exchange offer to increase common stockholders' equity based on an exchange ratio that does not allow for such an increase or adverse changes unrelated to an exchange offer to the Company's financial condition. This press release speaks only as of its date and we do not undertake, and specifically disclaim any obligation, to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.